EXHIBIT 99.2


                             [AMERICAN RADIO LOGO]


FOR IMMEDIATE RELEASE                     Contact:  Joe Winn, Chief Financial
                                          Officer or Bruce Danziger, Director
                                          of Investor Relations
                                          Tel:  (617) 375-7500


                            AMERICAN RADIO SYSTEMS TO
                           ACQUIRE WNFT-AM, BOSTON, MA


Boston, Massachusetts--May 15, 1997--American Radio Systems Corporation (NYSE:AFM) announced today that it has reached an agreement to acquire radio station WNFT-AM in Boston from Greater Media, Inc. The purchase price will be approximately $4,500,000. Consummation of the transaction is subject to regulatory approval. American Radio Systems currently owns six stations serving the Boston/Worcester area: WBMX-FM, WRKO-AM, WEEI-AM, WEGQ-FM, WAAF-FM and WWTM-AM.

David Pearlman, American's Co-Chief Operating Officer, stated, "We are excited about expanding our portfolio of stations in Boston and deriving additional benefits from our strong existing management team. We have some interesting programming concepts which we look forward to implementing in the near future."

Glenn Serafin of Serafin Bros., Inc. represented the seller in this transaction.

American Radio Systems Corporation began trading shares publicly in June, 1995. The Company owns and/or programs and markets 64 FM and 29 AM stations in Boston, Seattle, Cincinnati, Baltimore, Pittsburgh, Portland, Sacramento, St. Louis, Charlotte, Kansas City, Hartford, Las Vegas, Austin, Buffalo, San Francisco/San Jose, West Palm Beach, Rochester, Dayton, and Fresno. The Company also has options and/or agreements to buy additional radio stations in Cincinnati, Portland, San Francisco/San Jose, Pittsburgh, Charlotte, West Palm Beach, and Riverside.








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